Accountants' Consent




The Board of Directors
Intervest Bancshares Corporation
New York, New York:

We consent to the use of our report dated January 7, 1997 relating to the consolidated financial statements as of December 31, 1996 and 1995 and for the years then ended of Intervest Bancshares Corporation and to the use of our name under the caption of "Experts", in the Registration Statement on Form SB-2 of Intervest Bancshares Corporation.




HACKER, JOHNSON, COHEN & GRIEB
Tampa, Florida
April 30, 1997



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